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                                                                      EXHIBIT 6

                                  PURCHASE AGREEMENT


     THIS PURCHASE AGREEMENT ("Agreement") is made and entered into this 12th day of February, 1998, by and between Mountaineer Park, Inc. a West Virginia corporation ("Purchaser"), and Realm, Inc. and Ohio corporation (" Seller").

                                      RECITALS

     The Seller is a party to that certain Real Estate Sales Contract with Brohha Land Company dated as of January 9, 1998, for the purchase of the Property, as defined below.

     Purchaser has previously loaned to Seller the amount of $240,000 for the purpose of facilitating the purchase by Seller of the Property (the "Loan").

     The Seller purchased, in fee simple, certain improved real property located in Chester, Hancock County, West Virginia from the Brohha Land Company on February 12, 1998.

     The Seller and the Purchaser desire to enter into this Agreement to set forth the terms and conditions upon which the Seller will sell and the Purchaser will acquire such property.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.   Definitions

     (a) For all purposes of this Agreement, the following terms shall have the respective meanings set forth below:

     "Building" means any and all other buildings, structures and other improvements located on the Land.

     "Business Day" means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State in which the Property is located.

     "Closing" shall mean the closing of the purchase and sale of the Property in accordance with Section 7 hereof.

     "Closing Date" shall mean the date of Closing provided for in Section 7.

     "Contracts" means all contracts, agreements and obligations currently in force relating to the Property, including, without limitation, all sale, management, construction, leasing, insurance, commission, architectural, engineering, operating, employment, service, supply and maintenance agreements.



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     "Effective Date" means the date on which both Seller and Purchaser have executed this Agreement.

     "Existing Exceptions" means a lien against the Property for real estate taxes not yet due and payable and those other matters affecting title to the Property as are set forth on Exhibit B attached hereto.

     "Federal Tax Law" means the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1986 Tax Reform Act, as amended.

     "Governmental Authorities" shall mean any governmental or quasi-governmental body or agency having jurisdiction over the Property and/or the Seller, including, without limitation, the State of West Virginia and Hancock County.

     "Governmental Regulation" shall mean any laws, ordinances, rules, requirements, resolutions, policy statements and regulations (including, without limitation, those relating to land use, subdivision, zoning, environmental, toxic or hazardous waste, occupational health and safety, water, earthquake hazard reduction, and building and fire codes) of the Governmental Authorities bearing on the construction, alteration, rehabilitation, maintenance, use, operation or sale of the Property.

     "Hazardous Materials" means toxic materials, hazardous waste, hazardous substances [as these terms are defined in the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. 6901, et seq.), in the Hazardous Materials Transportation Act, 49 U.S.C. 1802 and/or in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended
(42 U.S.C. 9601, et seq.)], asbestos or asbestos-related products, oils, petroleum-derived compounds, radon, PCB'S, gas or oil storage tanks, or other hazardous materials or pesticides as from time to time identified in any laws ore regulations from time to time applicable to the Property.

     "Insurance Company" shall mean the Title Insurance Company selected by the Purchaser.

     "Land" means that certain (i) approximate 350.19 acres of real property owned by Seller (the "Real Property") located in the Hancock County, West Virginia more fully described in Exhibit A, attached hereto and incorporated herein, purchased by Logan from Brohha Land, Co, as seller, on or about February ___ 1998, including (i) all right, title and interest of the Seller in and to any easements, covenants and other rights' appurtenant to such Land and (ii) all right, title and interest of the Seller in and to any land lying in the bed of any existing dedicated street, road, avenue or alley, open or closed, in front of or adjoining such land.

     "Leases" means all leases or other agreements permitting the use or occupancy of space on, under, over or about the Property, including all amendments and exhibits thereto and assignments thereof.

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     "Permits" means all evidence in the possession of Seller that the present structure, use, operation and maintenance of the Property is authorized by, and in compliance with, Governmental Regulations including, but not limited to, true and correct legible copies of any or all certificates of occupancy (or the equivalent), any or all permits, licenses and other authorizations issued with respect to the Property.

     "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company, limited liability partnership, governmental authority, or other entity of whatever nature.

     "Personal Property" means all personal property owned or used by Seller in connection with the operation or maintenance of the Building.

     "Property" means the Land, the Buildings, the Personal Property and all utility and other intangibles relating to the ownership and operation of the Property.

     "Studies" means title examinations; surveys; architecture, financial, financing, economic, marketing, engineering, and other tests, including test borings, inspections, investigations, reviews, and/or other similar studies.

     "Tenant" means any Person entitled to occupy or use any portion of the Property pursuant to a Lease.

     "Title Insurance Company" means the law firm of Geiger, Teeple, Smith & Hahn, 260 East Main Street, Alliance, Ohio 44601.

      (b) Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa.

2.   Purchase and Sale of Property

     (a) On the Closing Date, and subject to the terms and conditions of this Agreement, the Seller agrees to sell and convey, and the Purchaser agrees to acquire, 100% of the fee simple ownership of the Property. Title to the Property shall be free and clear of all liens, encumbrances, easements, covenants, conditions and other matters affecting title, except as set forth in the Survey attached hereto and incorporated herein as Exhibit B and shall be good of record and in fact merchantable and insurable at standard rates.

     (b) The Seller agrees that it will, at any time and from time-to-time after the Closing Date, upon request of the Purchaser, do, execute, acknowledge or deliver, all such further acts, deeds, assignments, conveyances and assurances as may reasonably be required for the better conveying, transferring, assigning, assuring and confirming the Property to the Purchaser.

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3.   Purchase Price and Terms of Payment

     (a) The Purchase Price shall be $240,000.00. The Purchase Price shall be payable by a forgiveness by Purchaser of the Loan owed by Seller to Purchaser at settlement on the sale of the Real Property.

     (b) On the Closing Date, all amounts set forth on the Settlement Statement shall be disbursed in accordance with the joint instructions of the Purchaser and the Seller.

4.   Representations and Warranties of the Seller

     The Seller represents and warrants to the Purchaser as follows:

     (a)  Seller is the record owner of fee simple title to the Property.

     (b) Seller has not made, and prior to the Closing will not make, any commitments to any Governmental Authorities, utility company, school board, church or other religious body, or any homeowner or homeowners' association, or to any other organization, group or individual, relating to the Property which would impose any obligation on the Purchaser, or its successors or assigns, after the Closing to make any contributions of money, dedications of land or grant of easements or right-of-way, or to construct, install or maintain any improvements of a public or private nature on or off the Property.

     (c) Seller has not received any notice that there are any wetlands of any nature located on the Property and, to the best of its knowledge, there are none.

     (d) Seller has not received any notice that there are any special assessments pending, noted or levied against the Property, and, to the best of its knowledge, there are none, nor is there any proposed increase in the assessed value of the Property.

     (e) Except as set forth in that certain Phase I Environmental Assessment of Blake & August Environmental, Inc. dated February 6, 1998, no Hazardous Materials are located on or in the Property, including the surface, soil or subsurface of the Property. Seller has received no notice that Hazardous Materials contaminate or otherwise affect the Property; and to its best knowledge, no Hazardous Materials are present on any adjacent property. The Property has not been previously used for the storage, manufacture, repair or disposal of Hazardous Materials, or machinery containing such Hazardous Materials. No complaint, order, citation or notice with regard to air emissions, water discharges, noise emissions, Hazardous Materials, or any other environmental, health, or safety matters affecting the Property, or any portion thereof, from any person, government or entity, has been received by Seller. All federal, state and local environmental laws and regulations affecting the Property and Hazardous Materials have been fully complied with, and no heating equipment, incinerator or other burning equipment installed or located in or on the Property violates any law, ordinance, order or regulation of any Governmental Authority.

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     (f)  Seller is a "United States person" within the meaning of Sections
1445(f)(3) and 7701(a)(3) of the Internal Revenue Code of 1986, as amended.

     (g) No attachment, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization, or other proceedings are pending or threatened against Seller or its general partner(s), collectively or individually.

     (h) Seller has paid or caused to be paid all real estate taxes, income taxes, special assessments and other taxes, that are due on or before the Closing Date and, if not paid, could result in a lien or charge against the Property and/or the Seller.

     (i) Seller has the legal power, right and authority to enter into this Agreement and the instruments referenced herein and to consummate the transactions contemplated hereby.

     (j) This Agreement and all documents required hereby to be executed by Seller are and shall be valid, legal, binding obligations of, and enforceable against, Seller in accordance with their terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws, or equitable principles affecting or limiting the rights of contracting parties generally.

     (k) Neither the execution and delivery of this Agreement and the documents referenced herein nor the consummation of the transactions contemplated herein nor compliance with the terms of this Agreement and the documents referenced herein conflict or result in the material breach of any terms, conditions or provisions of, or constitute a default under, any bond, note or other evidence of indebtedness or any contract, indenture, mortgage, deed of trust, loan, partnership agreement, lease or other agreements or instruments to which Seller or any of its partners is a party or affecting the Property or by which Seller or any of its partners may be bound.

     (l) Seller is neither insolvent nor the debtor in any bankruptcy, receivership or similar proceeding; and no party of the Property is currently subject to the jurisdiction or supervision of any court in any such proceeding.

5.   Additional Undertakings of the Seller

     Seller shall perform the following undertakings:

     (a) On the Closing Date, Seller shall execute, acknowledge and deliver to the Purchaser a good and sufficient general warranty deed in proper form for recording, conveying fee simple absolute to the Real Property to the Purchaser or Purchaser's designee, free and clear of all liens, leases encumbrances, covenants, conditions and other matters affecting title, and, as required by Purchaser, assignments of and/or bills of sale for each of the foregoing (including appropriate indemnification).

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     (b)  The Seller shall give possession and occupancy of the Property to the Purchaser on the Closing Date and in the event the Seller shall fail to do so and Purchaser nonetheless elects in its sole discretion to purchase the Property, the Seller shall become and thereafter be a tenant by sufferance of the Purchaser.

     (c) If requested to do so by the Purchaser, on the Closing Date the Seller shall execute and deliver to the purchaser, or any title insurance company designated by it, an owner's Affidavit, in the customary form, with respect to the absence of claims which would give rise to mechanics' liens and the absence of parties in possession of the Property other than the Seller and Tenants pursuant to the terms of Leases or shall provide such other assurances as shall be required to enable Purchaser to obtain the title insurance policy to be issued pursuant to the title commitment referred to in
Section 6(b).

6.   Conditions Precedent to the Obligations of the Purchaser

     The obligation of the Purchaser to purchase the Property shall be subject to the following conditions (all or any of which may be waived, in whole or in part, by the Purchaser):

     (a) The representations and warranties made by the Seller in Section 5 shall be true and correct in all material respects on and as of the Closing Date.

     (b) On the Closing Date, (i) the Seller's title to the Property shall be marketable, good of record and in fact, and free-and-clear of all liens, mortgages, deeds of trust, encumbrances, easements, leases, conditions and other matters affecting title other than as set forth on the Survey, and (ii) Purchaser's Title Insurance Company shall have committed unconditionally to issue to the Purchaser or its designee, at standard rates, an ALTA Form B owner's title insurance policy covering the Property, including such endorsements as Purchaser may reasonably require, in an amount at least equal to the Purchase Price, insuring title to the Property in the condition required by clause (i) of this paragraph.

7.   Closing

     (a) The Closing shall take place on February ____ 1998. Closing shall take place at the office of the Title Company or at such other location in the Chester, West Virginia area as Purchaser and Seller shall designate jointly. The Insurance Company shall conduct the Closing.

     (b) The delivery to the Insurance Company of the Purchase Price, the executed deed of conveyance, assignments of the Leases and Security Deposits and all other documents and instruments required to be delivered by either party to the other by the terms of this Agreement shall be deemed to be a good and sufficient tender of performance of the terms hereof.

     (c) The following items of income and expense shall be adjusted as of 11:59 p.m. on the day prior to the Closing Date.

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          (i)  Real estate and personal property taxes with respect to the
Property. (Assessments, if any, for improvements completed prior to the Closing Date, whether assessment therefor has been levied or not, shall be adjusted as of the Closing Date and thereafter assumed by the Purchaser.)

          (ii) Fuel, water and sewer service charges and charges for oil, electricity, telephone and all other public utilities.

          (iii) Rental and all other income (including common area charges and other "pass-throughs") received from Tenants.

          (iv) All charges payable pursuant to the Contracts.

     If meters measure the consumption of water, gas and/or electric current at the Property by the Seller (as opposed to by Tenants), Seller shall cause such meters to be read on the day prior to the Closing Date and shall pay all utility bills resulting therefrom promptly upon receipt thereof.

8.   Termination

     (a) If (i) any of the representations and warranties made by the Seller in Section 4 shall be materially inaccurate or incorrect, (ii) the Seller shall fail to perform any of the covenants or agreements to be performed by the Seller under this Agreement, or (iii) the Purchaser shall be relieved of its obligation to purchase the Property by operation of Section 6, then, in any such event, the Purchaser, in its sole and absolute discretion, shall have the right either (A) to extend the Closing Date for a sufficient period to allow Seller to satisfy conditions specified in Section 6; (B) to terminate this Agreement by giving written notice to the Seller; or (C) in lieu of terminating this Agreement, to seek specific performance of this Agreement. In the event of (A) - (C) above, Purchaser reserves all rights it may have to seek damages incurred by it, specifically including but not limited to a refund to Purchaser of all costs incurred in connection with the third party Studies. Further, in the event Seller refuses or fails to deliver title to the Property as aforesaid, then Purchaser shall not be obligated to forgive the Loan and shall at its sole option be permitted to elect an offset against the Purchase Price of that additional 350 acre tract which Seller and Realm Incorporated have previously granted Purchaser an option to purchase.

9.   Brokers

     Seller and Purchaser each represent and warrant to the other than no broker has been involved in this transaction on behalf of Seller or Purchaser, respectively. Seller and Purchaser shall indemnify and hold the other, its partners, agents and employees, harmless against any and all claims, damages and expenses, including reasonable attorneys fees, incurred by the other party due to a claim by any other broker or agent alleging to be entitled to a fee or commission

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due to work on this transaction on behalf of Seller or Purchaser, respectively.

10.  Foreign Person

     If Seller is not a "foreign person," as defined in the Federal Tax Law, then at the Closing, Seller will deliver to Purchaser a certificate so stating, in a form complying with the Federal Tax Law. If Seller is a "foreign person" or if Seller fails to deliver the required certificate at the Closing, then in either such event the funding to Seller at the Closing will be adjusted-to the extent required to comply with the withholding provisions of the Federal Tax Law; and although the amount withheld will still be paid at the Closing by Purchaser, it will be retained by the Title Company for delivery to the Internal Revenue Service, together with the appropriate Federal Tax Law forwarding forms (and with copies being provided both to Seller and to Purchaser).

11.  Entire Agreement

     No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced. This Agreement contains the entire agreement between the parties relating to the purchase and sale of the Property, all prior negotiations between the parties are merged in this Agreement and there are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, between them other than as set forth in this Agreement.

12.  Survival of Representations, Warranties and Agreements

     The representations, warranties, covenants, agreements and indemnities set forth in or made pursuant to this Agreement shall remain operative and shall survive the Closing under this Agreement and the execution and delivery of the deed and other conveyance documents hereunder and shall not be merged therein, regardless of any investigation made by or on behalf of any party.

13.  Benefit and Burden

     The Seller may not assign its rights and obligations under this Agreement prior to the Closing Date without first obtaining the prior written consent of the Purchaser. All terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and assigns. If the Purchaser assigns its rights under this Agreement, the Purchaser shall promptly deliver an executed copy of the instrument of assignment to the Seller.

14.  Risk of Loss

     Except as otherwise expressly provided in Section 9 above, the risk of loss or damage to the property by fire or other casualty is assumed by Seller until recordation of the deed of

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conveyance to Purchaser.

15.  Governing Law

     This Agreement concerns property located in the State of West Virginia, and shall be construed and enforced in accordance with the laws of the State of West Virginia.

16.  Notices

     All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or if deposited in the United States mail, properly addressed and postage prepaid or if delivered to Federal Express or other recognized overnight delivery service, (i) if to the Seller, Route 2, Box 386, Chester,
West Virginia 26034 with a copy to                                    ; (ii)
if to the Purchaser, Mountaineer Park, Inc., Route 2 , Box 358, Chester, West Virginia 26034, Attn. Edson R. Arneault with a copy to Ruben & Aronson, LLP, 1101 30th Street, N.W., Suite 500, Washington, D.C. 20007, Attn.: Louis M. Aronson; or (iii) at such other address as may be given by either party to the other party by notice in writing pursuant to provisions of this Section.

17.  Counterparts

     This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

18.  Miscellaneous

     (a) If the date on which either the Purchaser or the Seller is required to take action under this Agreement is not a Business Day, the action shall be taken on the next succeeding Business Day.

     (b) The captions of the various sections and paragraphs of this Agreement have been inserted only for the purpose of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

     (c) Seller and Purchaser agree that the proposed terms and conditions, and all information (other than information which is a matter of public record or is provided by other sources readily available to the public) shared or developed in the context of this transaction shall be kept strictly confidential.

     IN WITNESS WHEREOF, the Purchaser and the Seller have signed this Agreement on the day and year first above written.

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                         PURCHASER:

                         MOUNTAINEER PARK, Inc.



                         By: /s/  Edson R. Arneault
                            ------------------------------
                         Its:    President
                             -----------------------------


                         SELLER:

                         REALM, INC.



                         /s/   Robert C. Logan
                         ---------------------------------
                         By:  Robert C. Logan
                         Its: President


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